Sterion Incorporated Reports Third Quarter 2004

Results and Earnings Outlook

MINNEAPOLIS, August 4, 2004 /PRNewswire-FirstCall/-- Sterion Incorporated (Nasdaq: STEN), today reported results for the third fiscal quarter ended June 30, 2004. Sales for the third quarter ended June 30, 2004 were $2,796,363, a 23.2% increase over the $2,269,966 in sales for the third quarter ended June 30, 2003.  Net income for the third quarter ended June 30, 2004, was $78,566 or $0.05 per share, compared to net income of $101,729, or $.06 per share for the third quarter 2003.  Net income for the third quarter 2003 was positively impacted by a gain of $550,000 from the sale of assets.  Third quarter operating income increased to a profit of $156,121, compared to a loss of $349,921 in the third quarter of last year.  The company's gross profit margin percentage improved to 42.4 % for the third quarter of fiscal year 2004 from 28.7% in the third quarter of last year. The improvement in gross profit margin is principally the result of the positive impact of the Company’s LifeSafe Services business offset by erosion in gross profit margins in the medical products business.

Commenting on the third-quarter 2004 results, Kenneth Brimmer, company Chairman and CEO, noted, "We are pleased to have improved our operating profit for the quarter while continuing to make investments in our future.  Our private-label medical business continues to grow.  Finally, we are enthusiastic about our LifeSafe Services business, which continues to perform better than we originally projected and we look forward to an increased earnings contribution from this business unit in future periods.”

The Company’s current estimates for the fiscal year ending September 30, 2004 is for total revenue of approximately $11 million with earnings per share in the range of $.12 to $.14 per share. Sterion also updated and raised its estimates for the fiscal year ending September 30, 2005, in part to reflect its July 1, 2004 acquisition of Burger Time assets.  Sterion now anticipates that total revenue for 2005 will exceed $16 million and that 2005 earnings per share will be in the range of $.50 to $.60 per share.  These revised earnings estimates are based on a combination of current revenue trends, including the addition of revenue from the Burger Time business unit, a growing contribution from LifeSafe Services, and expected improvements in profit margins from the Company’s medical products business unit.

Sterion Incorporated, headquartered in Minnesota, is a diversified business.  Business units include its medical products group that is comprised of disposable operating room support products, private-label manufacturing, and the Surgidyne brand of surgical wound drainage products.  Within its medical product group the company also provides contract manufacturing services for a surgical instrument sterilization container system. Through LifeSafe Services, the company provides business customers emergency oxygen equipment and related products and services.  On July 1, 2004 the Company acquired an 11-unit chain of fast-food, drive-through restaurants operated under the Burger Time name.

Sterion Incorporated common stock is traded on the Nasdaq SmallCap Market under the symbol STEN. More information about Sterion is available at the Company's website: http://www.sterion.com.  Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, and actual results may differ materially, depending on a variety of factors. These risks are described in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2003 and other filings with the Securities and Exchange Commission.  The Company undertakes no duty or obligation to update any of the forward- looking statements after the date of this release.

STERION INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Sales, net	$2,796,363	$2,269,966	$7,700,316	$6,966,588

Cost of goods sold	1,611,860	1,619,412	4,562,268	4,099,360
Gross profit	1,184,503	650,554	3,138,048	2,867,228

Selling, general and administrative expenses	1,028,382	1,000,475	2,929,991	3,169,210
Income (loss) from operations	156,121	(349,921)	208,056	(301,982)

Other income (expense)
Gain on sale of certain assets of the
sterilization container system product line		550,000		550,000
Interest expense	(48,390)	(25,961)	(130,599)	(94,962)
Investment income	1,086	2,811	6,786	2,944
Total other income (expense)	(47,304)	526,850	(123,813)	457,982

Income before income taxes	108,817	176,929	84,244	156,000

Provision for income taxes	30,250	75,200	21,250	68,200
Net income	78,566	101,729	62,993	87,800

Net income per share
Basic	$.05	$.06	$.04	$.05
Diluted	$.04	$.06	$.03	$.05

Weighted average common and common equivalent shares outstanding
Basic	1,738,618	1,729,537	1,738,527	1,729,537
Diluted	1,847,950	1,817,800	1,865,633	1,865,917

STERION INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2004	September 30, 2003
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 603,640	$1,762,819
Accounts receivable, net	1,837,507	994,629
Inventories, net	3,338,742	3,176,910
Deferred income taxes	144,000	144,000
Other current assets	431,298	270,501
Total Current Assets	6,355,187	6,348,859
PROPERTY AND EQUIPMENT, NET	3,748,745	1,568,847
OTHER ASSETS
Intangible assets, net	1,195,576	118,105
Goodwill	428,579	356,439
Cash surrender value of life insurance, net of loans	12,865	41,351
Total Other Assets	1,637,020	515,895

Total Assets	$11,740,952	$8,433,601

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit, bank	$ 1,197,034	$ -
Current portion of long-term debt	313,308	116,820
Accounts payable	656,949	731,300
Accrued payroll and related taxes	379,006	244,892
Deferred revenue and service cost liability	832,797	-
Other accrued expenses	163,907	57,658
Total Current Liabilities	3,543,001	1,150,670
LONG-TERM LIABILITIES
Long-term debt, net of current portion	1,857,978	1,236,933
Deferred income taxes	44,000	44,000
Total Liabilities	1,901,978	2,431,603
STOCKHOLDERS' EQUITY
Capital stock, $.01 par value, 20,000,000 common shares
authorized, 5,000,000 undesignated shares authorized,
1,854,294 and 1,800,118 common shares issued and
1,738,618 and 1,738,418 outstanding	17,386	17,384
Additional paid-in capital	3,482,923	3,144,494
Retained earnings	2,977,988	2,914,997
Deferred compensation	(182,324)	(74,877)
Total Stockholders' Equity	6,295,973	6,001,998
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,740,952	$8,433,601